RESTRICTED STOCK PURCHASE AGREEMENT

This RESTRICTED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of July 1, 2017 (the "Effective Date"), by and between DCA ASSET MANAGEMENT, INC., a Delaware corporation (the "Company"), and MOLLY IAROCCI, an individual ("Purchaser"). For purposes of this Agreement, Purchaser and the Company are sometimes referred to individually as a "Party" and, collectively, as the "Parties."

RECITALS

A. The Company has determined it to be in its best interests to allow Purchaser the opportunity to purchase shares of the Company's Common Stock, $0.0001 par value per share (the "Stock"), subject to certain requirements as set forth in this Agreement.

B. This Agreement is being issued pursuant to the terms and conditions of that certain Employment Agreement, dated as of the Effective Date, by and between Purchaser and the Company (the "Employment Agreement").

AGREEMENTS

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and Purchaser's employment and/or continued employment with the Company as contemplated in the Employment Agreement, and intending to be legally bound hereby, the Company and Purchaser hereby agree as follows:

1. Grant of Stock. Subject to the terms and conditions set forth in this Agreement, including, without limitation, the vesting schedule set forth in Section 3, the Company hereby grants to Purchaser the right to acquire up to 750,000 shares of Stock at a price of $0.00448976 per share. Purchaser's right to purchase the Stock will terminate and be void, without any further notice or action by the Company, on the earlier to occur of: (a) 90 days following the date of termination or expiration of the Employment Agreement for any reason; or (b) 90 days following the five anniversary of the Effective Date (the "Termination Date").

2. Rights of Purchaser. At any time prior to the Termination Date, Purchaser will have the right to purchase all vested shares of Stock in accordance with the terms and conditions of this Agreement. Purchaser will become a stockholder of the Company with respect to that portion of the Stock paid for by Purchaser upon the date of payment and will have all of the rights of a stockholder in the Company with respect to all Stock so purchased, including the right to and receive dividends, if any. To purchase the Stock, Purchaser will deliver immediately available funds to the Company for the shares of Stock being purchased. Upon payment in full for the Stock, the Company will deliver certificate(s) evidencing the shares of Stock purchased, subject to the terms and conditions of this Agreement.

3. Vesting Schedule. Purchaser's right to purchase Stock under this Agreement will be subject to the vesting schedule as set forth below:

Vesting Date	Vested Stock
Effective Date	83,332
On each October 1, January 1, April 1, and July 1 thereafter prior to the Termination Date until all shares of Stock have been fully-vested	95,239

Purchaser will have no rights in or to any unvested shares of Stock. If a Termination Date occurs prior to the vesting of any shares of Stock as set forth in the chart above, then Purchaser will have no right to purchase any unvested shares of Stock referenced therein.

4. **Securities Act Compliance.**

(a) **Registration.** The Company will have the right, but not the obligation, to cause the Stock issuable under this Agreement to be registered under the appropriate rules and regulations of the United States Securities and Exchange Commission or any other regulatory or listing authority.

(b) **Condition on Delivery of Stock.** The Company will not be required to deliver any shares of Stock if, in the opinion of counsel for the Company, the issuance would violate the Securities Act of 1933, as amended (the "Securities Act"), or any other applicable federal or state securities laws or regulations. The Company may require Purchaser, prior to or after the issuance of any such Stock, to sign and deliver to the Company a written statement (an "Investment Letter") with representations and warranties in form and content acceptable to the Company, in its sole and absolute discretion. By purchasing any shares of Stock, Purchaser agrees that (as of the Effective Date as of each date of purchase of any of the shares of Stock): (i) Purchaser is acquiring the Stock for investment and not with a view to the sale or distribution thereof; (ii) Purchaser is an "accredited" investor within the meaning of the Securities Act, as more particularly described below; (iii) Purchaser will comply with the applicable federal or state securities laws and regulations in connection with any permitted transfer of the Stock; and (iv) Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Stock. Purchaser will, upon request, execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement, including this Section 4(a).

(c) **Accredited Investor Status.** Purchaser hereby represents and warrants to the Company that, as of the Effective Date, Purchaser is an executive officer of the Company and serves as the Company's Vice President – Investment Analytics. In such capacity, Purchaser currently manages and oversees all of the Company's investment financial analytics and all investment banking strategies and duties.

(d) **Legality of Issuance.** No shares of Stock will be issued upon the exercise of this Agreement unless: (i) the Parties have taken any actions required to register the Stock under the Securities Act or to perfect an exemption from the registration requirements thereof; and (ii) all provisions of state and federal law have been satisfied.

5. **Legends.** If the Stock has not been registered under the Securities Act or other applicable foreign, federal, or state securities laws or regulations at the time of purchase, the certificate(s) for the Stock will bear a legend restricting the transferability of such shares substantially in the following form:

> THE SECURITIES REFERENCED IN THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

6. **No Assignment**. Unless approved by the Board of Directors of the Company, no rights or privileges of Purchaser under this Agreement will be transferred, assigned, pledged, or hypothecated, whether by operation of law, or otherwise. In the event of any such occurrence, this Agreement automatically will be terminated and thereafter will be null and void.

7. **Taxes**. Purchaser may incur certain liabilities for federal, state, or local taxes in connection with the transactions contemplated in this Agreement and the Company may be required by law to withhold taxes. Upon determination of the year in which such taxes are due, and the determination by the Company of the amount of taxes required to be withheld, Purchaser will pay an amount equal to the amount of federal, state, or local taxes required to be withheld to the Company.

8. **Entire Agreement / Amendment**. This Agreement constitutes the final written expression of the agreement between the Parties with regard to the subject matter of this Agreement and constitutes complete and exclusive statements of those terms. Each Party represents and warrants that there are no additional or supplemental agreements between the Parties related in any way to the matters contained in this Agreement unless specifically included in this Agreement. This Agreement may not be amended except by a written agreement signed by both Parties.

9. **Applicable Law; Venue**. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed, interpreted, and enforced in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-law provisions to the contrary. All proceedings brought by either Party regarding this Agreement's validity, interpretation, performance, enforcement, or otherwise will be brought and litigated exclusively in the courts located in Maricopa County, Arizona. The Parties hereby waive any objections to such jurisdiction, forum, or venue.

10. **Severability**. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11. **Notices**. All notices, requests, demands, and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given, made, and received: (a) if personally delivered, on the date of delivery; (b) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid; (c) if by a courier delivery service providing overnight or "next-day" delivery, on the next business day after deposit with such service; and (d) if sent via facsimile or electronic mail, on the date of delivery. All notices, requests, demands, and other communications will be addressed to each Party's address as set forth on the signature page of this Agreement. Either Party may change the address to which such notices, requests, demands, or other communications will be sent by giving notice to the other Party of such change of address in conformity with the provisions of this Section 11.

12. **Waiver**. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. **Severability**. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the

extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14. **Counterparts.** This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, *e.g.*, www.docusign.com), or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15. **Construction; Legal Counsel.** Each Party agrees and acknowledges that such Party was represented by legal counsel (or had the opportunity to be represented by legal counsel) in connection with this Agreement and that such Party and his, her, or its legal counsel have reviewed and revised this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement. Purchaser agrees and acknowledges that: (a) Purchaser has read, understood, and accepted the provisions of this Agreement and that this Agreement supersedes all previous contracts with the Company concerning the same subject matter; and (b) Hool Coury Law, PLC, currently serves as legal counsel to the Company and that Hool Coury Law, PLC, has drafted this Agreement in such capacity as legal counsel to the Company and Purchaser has been advised to seek independent legal or other counsel in connection with Purchaser's interests under this Agreement.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Restricted Stock Purchase Agreement as of the Effective Date.

PURCHASER:

By: ______________________________

MOLLY IAROCCI, an individual

Address:
Molly Iarocci
36800 N. Sidewinder Rd, Ste. B14
Carefree, AZ 85377-8408

Email: mimi.aiaam@gmail.com
Facsimile: ______________________

COMPANY:

DCA ASSET MANAGEMENT, INC., a Delaware corporation

By: ______________________________

Anthony J. Iarocci, Jr., Chief Executive Officer

Address:
DCA Asset Management, Inc.
Attn: Anthony J. Iarocci, Jr., Chief Executive Officer
8217 East Spanish Boot
Carefree, Arizona 85377-5408
Email: ajiarocci@gmail.com
Facsimile: ______________________

[SIGNATURE PAGE OF RESTRICTED STOCK PURCHASE AGREEMENT]